EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports Second Quarter 2019 Results
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended June 30, 2019 of $119 million, or $0.92 per diluted share, on net sales of $2,144 million. Net income in the second quarter of 2019 decreased by $159 million, or $1.20 per share, compared to second quarter 2018 net income of $278 million, or $2.12 per share, on net sales of $2,235 million. Income from operations for the second quarter of 2019 of $194 million decreased by $210 million from income from operations of $404 million for the second quarter of 2018. The decreases in net income and income from operations versus the prior-year period were primarily due to lower sales prices for our major products resulting from the ongoing international trade uncertainties and slower global economic growth. The decreases in sales prices for our major products were partially offset by lower feedstock and purchased ethylene costs, lower fuel costs and higher polyethylene sales volumes.
Second quarter 2019 net income of $119 million, or $0.92 per diluted share, increased by $47 million from first quarter 2019 net income of $72 million, or $0.55 per share. Income from operations for the second quarter of 2019 of $194 million increased by $60 million from income from operations of $134 million for the first quarter of 2019. The increases in net income and income from operations versus the prior quarter were primarily due to higher margins in our Olefins segment, seasonally higher earnings in our downstream building products businesses and lower restructuring, transaction and integration-related costs.
For the first six months of 2019, net income of $191 million, or $1.47 per share, decreased by $374 million from the first six months of 2018 net income of $565 million, or $4.31 per share. Income from operations of $328 million for the first six months of 2019 decreased by $477 million from income from operations of $805 million for the first six months of 2018. The decreases in net income and income from operations were primarily due to lower margins resulting from lower sales prices for our major products, partially offset by lower feedstock and purchased ethylene costs and higher polyethylene sales volumes. Restructuring, transaction and integration-related costs for the first six months of 2019 were $24 million, or $0.17 per diluted share.
"We continued to face several challenges in the second quarter, including a lower commodity price environment resulting from slowing global growth and industrial activity, record flooding through the continental United States creating logistics constraints and delaying shipments of our key products, and a slow start of the construction season due to extended winter weather in much of North America," said Albert Chao, President and Chief Executive Officer. "Although it's been a difficult start to the year, we have seen some improvements in industry fundamentals that we expect will continue into the second half of the year."
Net cash provided by operating activities was $320 million for the second quarter of 2019 and $467 million for the first six months of 2019. Capital expenditures for the second quarter of 2019 and for the first six months of 2019 were $208 million and $411 million, respectively. As of June 30, 2019, cash and cash equivalents were $409 million and long-term debt was $2,669 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $372 million for the second quarter of 2019 decreased $196 million compared to second quarter 2018 EBITDA of $568 million. Second quarter 2019 EBITDA of $372 million increased by $58 million compared to first quarter 2019 EBITDA of $314 million. For the first six months of 2019, EBITDA of $686 million was $461 million lower than EBITDA for the first six months of 2018 of $1,147 million. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

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OLEFINS SEGMENT
Second quarter 2019 income from operations for the Olefins segment of $82 million decreased by $76 million from second quarter 2018 income from operations of $158 million. This decrease in income from operations was primarily due to lower sales prices and margins for our major products as a result of increased olefins production from new industry capacity. Higher polyethylene sales volumes, lower feedstock and fuel costs and lower impacts from turnaround activity partially offset the lower sales prices.
Olefins income from operations of $82 million in the second quarter of 2019 increased by $45 million from first quarter 2019 income from operations of $37 million. This increase in income from operations was primarily due to higher margins for our major products as a result of lower feedstock and fuel costs.
For the first six months of 2019, Olefins income from operations of $119 million decreased by $202 million from income from operations of $321 million for the first six months of 2018. This decrease in income from operations was primarily due to the lower sales prices and margins for our major products, partially offset by higher polyethylene sales volumes and lower feedstock costs.
VINYLS SEGMENT
Second quarter 2019 income from operations for the Vinyls segment of $129 million decreased by $142 million from second quarter 2018 income from operations of $271 million. This decrease in income from operations was primarily due to lower sales prices for caustic soda and lower margins for PVC resin resulting from slower global economic growth and ongoing international trade uncertainties.
Vinyls income from operations for the second quarter of 2019 of $129 million increased by $28 million from first quarter 2019 income from operations of $101 million. The increase in income from operations was primarily due to higher earnings from our downstream building products businesses, lower ethylene and fuel costs and lower restructuring, transaction and integration-related costs, partially offset by lower caustic soda sales prices.
For the first six months of 2019, Vinyls income from operations of $230 million decreased by $307 million from income from operations of $537 million for the first six months of 2018. This decrease in income from operations was primarily due to lower caustic soda sales prices and lower margins for PVC resin.
The statements in this release and the related teleconference relating to matters that are not historical facts, including improvements in industry fundamentals, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in February 2019.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of chemicals, polymers and building products with headquarters in Houston. The Company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and building products including siding, pipe, fittings and specialty components, windows, fence, roofing, deck and film. For more information, visit the Company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2019 results will be held Tuesday, August 6, 2019 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 3583409.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 13, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 3583409.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/wq4ujcq5 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions of dollars, except per share data)
Net sales	$2,144	$2,235	$4,169	$4,385
Cost of sales	1,804	1,683	3,530	3,291
Gross profit	340	552	639	1,094
Selling, general and administrative expenses	117	115	233	223
Amortization of intangibles	27	25	54	51
Restructuring, transaction and integration-related costs	2	8	24	15
Income from operations	194	404	328	805
Interest expense	(28)	(31)	(58)	(68)
Other income, net	2	8	11	30
Income before income taxes	168	381	281	767
Provision for income taxes	39	93	70	182
Net income	129	288	211	585
Net income attributable to noncontrolling interests	10	10	20	20
Net income attributable to Westlake Chemical Corporation	$119	$278	$191	$565
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.92	$2.13	$1.48	$4.34
Diluted	$0.92	$2.12	$1.47	$4.31

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2019	December 31, 2018

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$409	$753
Accounts receivable, net	1,213	1,037
Inventories	925	1,014
Prepaid expenses and other current assets	48	38
Total current assets	2,595	2,842
Property, plant and equipment, net	6,832	6,595
Other assets, net	2,789	2,165
Total assets	$12,216	$11,602

LIABILITIES AND EQUITY
Current liabilities (accounts and notes payable and accrued and other liabilities)	$1,254	$1,183
Long-term debt, net	2,669	2,668
Other liabilities	2,034	1,675
Total liabilities	5,957	5,526
Total Westlake Chemical Corporation stockholders' equity	5,719	5,590
Noncontrolling interests	540	486
Total equity	6,259	6,076
Total liabilities and equity	$12,216	$11,602

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018

	(In millions of dollars)
Cash flows from operating activities
Net income	$211	$585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	347	312
Deferred income taxes	15	45
Net loss on disposition and others	56	26
Other balance sheet changes	(162)	(419)
Net cash provided by operating activities	467	549
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(314)	—
Additions to property, plant and equipment	(411)	(312)
Additions to investments in unconsolidated subsidiaries	(42)	(45)
Other, net	4	3
Net cash used for investing activities	(763)	(354)
Cash flows from financing activities
Dividends paid	(65)	(54)
Distributions to noncontrolling interests	(30)	(29)
Proceeds from notes payable	7	6
Proceeds from issuance of Westlake Chemical Partners LP common units	63	—
Redemption and repayment of notes payable	(5)	(1,173)
Repurchase of common stock for treasury	(20)	—
Other	2	8
Net cash used for financing activities	(48)	(1,242)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(2)
Net decrease in cash, cash equivalents and restricted cash	(344)	(1,049)
Cash, cash equivalents and restricted cash at beginning of period	775	1,554
Cash, cash equivalents and restricted cash at end of period	$431	$505

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In millions of dollars)
Net external sales
Olefins	$477	$482	$936	$985
Vinyls	1,667	1,753	3,233	3,400
	$2,144	$2,235	$4,169	$4,385
Income (loss) from operations
Olefins	$82	$158	$119	$321
Vinyls	129	271	230	537
Corporate and other	(17)	(25)	(21)	(53)
	$194	$404	$328	$805
Depreciation and amortization
Olefins	$36	$33	$71	$67
Vinyls	138	120	272	238
Corporate and other	2	3	4	7
	$176	$156	$347	$312
Other income (loss), net
Olefins	$1	$1	$3	$3
Vinyls	2	4	6	16
Corporate and other	(1)	3	2	11
	$2	$8	$11	$30

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2019	2018	2019	2018

	(In millions of dollars)
Net cash provided by operating activities	$147	$320	$324	$467	$549
Changes in operating assets and liabilities and other	(50)	(191)	(7)	(241)	81
Deferred income taxes	(15)	—	(29)	(15)	(45)
Net income	82	129	288	211	585
Less:
Other income, net	9	2	8	11	30
Interest expense	(30)	(28)	(31)	(58)	(68)
Provision for income taxes	(31)	(39)	(93)	(70)	(182)
Income from operations	134	194	404	328	805
Add:
Depreciation and amortization	171	176	156	347	312
Other income, net	9	2	8	11	30
EBITDA	$314	$372	$568	$686	$1,147

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2019 vs. Second Quarter 2018		Second Quarter 2019 vs. First Quarter 2019
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-21.2%	+20.1%	+0.5%	+3.4%
Vinyls	-8.3%	+3.5%	-1.9%	+8.3%
Company	-11.1%	+7.0%	-1.3%	+7.2%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Average domestic prices
Ethane (cents/lb) (2)	9.7	14.3	11.6	10.0	7.1
Propane (cents/lb) (3)	20.7	23.5	18.7	15.7	12.8
Ethylene (cents/lb) (4)	14.8	17.3	20.2	17.0	13.7
Polyethylene (cents/lb) (5)	73.7	70.0	68.0	60.0	63.0
Styrene (cents/lb) (6)	93.0	90.3	84.3	78.8	80.8
Caustic soda ($/short ton) (7)	795	782	748	717	697
Chlorine ($/short ton) (8)	175	175	175	175	175
PVC (cents/lb) (9)	67.5	67.5	67.5	68.8	68.2

Average export prices
Polyethylene (cents/lb) (10)	59.0	53.5	49.0	44.0	42.8
Caustic soda ($/short ton) (11)	661	564	424	382	344
PVC (cents/lb) (12)	37.4	36.5	34.3	36.0	35.0
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(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)
Average North American contract prices of chlorine over the period. Effective January 1, 2019, IHS made a non-market average downward adjustment of $172.50 per short ton to chlorine prices. For comparability, we adjusted the prior period's chlorine price downward by $172.50 per short ton consistent with the IHS non-market adjustment.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.

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